EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

Synutra Comments on its First Quarter of Fiscal 2012

Earnings Release Scheduled for August 9, 2011

Qingdao, China and Rockville, Md. – August 2, 2011 – Synutra International, Inc. (NASDAQ: SYUT), a leading infant formula company in China and a producer, marketer and seller of nutritional products for infants, children and adults, today commented on its financial performance for the first quarter of fiscal 2012, which ended June 30, 2011.

Mr. Donghao Yang, Chief Financial Officer of Synutra, commented, “As of this point, we expect to report next week a net loss for the first quarter of 2012, although we continue to get closer to reaching profitability. There have also been notable improvements in the first quarter, including a continued recovery in our branded infant formula sales and an increase in market share to 5.3% in June.”

Yang continued, “Two key events should be pointed out ahead of our conference call next week.  First, we decided not to enter into industrial milk powder sales in the first quarter.  We did not need the short term financing these sales typically produce, and while we may pursue such sales in the future, we decided against the low margin revenue this quarter.  Second, net sales from our branded powdered formula segment were approximately $40.2 million in the first quarter.  These net sales were impacted by the delay of whey powder delivery from our European supplier, which caused us to recognize approximately $16.6 million of branded infant formula sales in the month of July instead of in the month of June.  We do not view this as a substantive issue, since the orders are intact and shipped in July, but the timing did undermine top line results for the first quarter.  We look forward to discussing our financial results in more detail next week, once we have completed our accounting review and have published results.”

Synutra plans to release financial results for the first quarter of fiscal 2012 on Tuesday, August 9, 2011, after the market closes.  The Company will hold a conference call on Wednesday, August 10, 2011 at 8:00 am Eastern Time to discuss the financial results.  Listeners may access the call by dialing the following numbers:

United States Toll Free:	+1 (866) 405-2350
International:	+1 (718) 354-1231
Conference ID:	83225375

The replay will be accessible through August 18, 2011 by dialing the following numbers:

United States Toll Free:	+1 (866) 214-5335
International:	+1 (718) 354-1232
Conference ID:	83225375

A webcast of the conference call will be available through the Company’s IR website at www.synutra.com.

About Synutra International, Inc.
Synutra International, Inc. (Nasdaq: SYUT) is a leading infant formula company in China. It principally produces, markets and sells its products under the "Shengyuan" or "Synutra" name, together with other complementary brands. It focuses on selling premium infant formula products, which are supplemented by more affordable infant formulas targeting the mass market as well as other nutritional products and ingredients. It sells its products through an extensive nationwide sales and distribution network covering 30 provinces and provincial-level municipalities in China. As of March 31, 2011, this network comprised over 580 independent distributors and over 1,000 independent sub-distributors who sell Synutra products in over 71,000 retail outlets.

FOR FURTHER INFORMATION:
Synutra International, Inc.
Investor Relations Department
ir@synutra.com or 301-840-3881